EXHIBIT 5


                                                                May 8, 1997

Medicore, Inc.
2337 West 76th Street
Hialeah, Florida 33016


         Re:      Registration Statement-Form S-3
                  1,207,000 Shares of Common Stock

Gentlemen:

         I have acted as counsel for Medicore, Inc, a Florida Corporation (the "Company") in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale by the Selling Stockholders as identified in the registration statement throughout 1,207,000 shares of Common Stock, $.01 par value (the "Common Stock").

         In rendering this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction as being true copies of the registration statement, the reinstated Certificate of Incorporation, as amended, of the Company, its bylaws, minutes of meetings of the Board of Directors of the Company, and such other documents as I have deemed relevant and necessary as a basis for this opinion. In my examination I have assumed the genuiness of all signatures, the authenticity of all documents submitted to me, the conformity to original documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. Capitalized terms used in the context of this opinion shall have the same meaning ascribed thereto within the registration statement.

         I am admitted to the bars of the states of New York, New Jersey and Florida and express no opinion as to the laws of any other jurisdiction except with respect to the laws of the United States, typically applicable to transactions of the type contemplated by the registration statement. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if I become aware any facts that may change the opinions expressed herein after the date hereof.

         The opinion expressed in this letter is solely for the use of the Company and the Selling Stockholders in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without my prior written approval. The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

         On the basis of the foregoing, I am of the opinion that the Common Stock issuable upon the exercise of the Options have been duly and validly authorized, and when issued, delivered and paid for in a manner set forth in the Registration Statement, will be fully paid and non-accessible and conform to the description as contained in the Registration Statement.



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         I hereby consent to the reference to myself under the heading "Legal
Matters" in the Prospectus which is part of the Registration Statement, and to the filing of the opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,


                                       /s/ Lawrence E. Jaffe
                                       LAWRENCE E. JAFFE

LEJ:GS